Filed Pursuant to Rule 424(b)(2)
Registration No. 333-137100

PROSPECTUS SUPPLEMENT
TO PRELIMINARY PROSPECTUS DATED AUGUST 24, 2007

SPATIALIGHT, INC.

3,620,744 Shares of Common Stock

This Prospectus Supplement supersedes and replaces the Supplement dated June 19, 2007 relating to the issuance of 124,556 shares of Common Stock.

You should read this Prospectus Supplement and the accompanying Prospectus, as amended and into which this Prospectus Supplement is incorporated by reference, carefully before you invest. Both documents contain information you should consider when making your investment decision.

AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SUCH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

On August 24, 2007, a 50 to one reverse split of our Common Shares became effective. We amended our Articles of Incorporation to increase the number of shares available for issuance on a post reverse split basis. All share amounts in this Supplement have been restated to reflect the reverse stock split.

We will issue up to 3,620,744 shares of our Common Stock having an aggregate value of up to $15,400,000 to the following persons (the “ Investors ”), each of whom is an underwriter under the Securities Act of 1933, as amended:

Southridge Partners LP Southshore Capital Fund Ltd. Pierce Diversified Strategy Master Fund, LLC, ENA Enable Opportunity Partners LP Enable Growth Partners LP Iroquois Master Fund Ltd.

Of the shares covered by this supplement, the Company has issued an aggregate of 620,744 Common Shares with a value of $2,700,000 _ as of the date hereof. The remaining shares will be issued from time to time as determined by the Company pursuant to the terms of an Equity Credit Agreement dated April 24, 2007 (the “Equity Credit Agreement”) in the amount of $60,000 on each trading date specified by the Company (an “Offering Date”). Until we have issued Common Shares having an aggregate value of $3,400,000 the Common Shares will be issued at an offering price equal to 100% of the closing bid price on each Offering Date, without fees or discount. After we have issued Common Shares having an aggregate value of $3,400,000, the Common Shares will be issued at an offering price equal to 95% of the closing the closing bid price on each Offering Date. The shares of our Common Stock covered by this Supplement may be sold by the Investors in one or more public or private transactions and the Investors may pay normal brokerage commissions in connection with any public sales.

Prior to June 15, 2007, our Common Stock was traded on the NASDAQ Stock Market under the symbol “HDTV”. As of June 15, 2007, our Common Stock has been traded on the over-the-counter market bulletin board market (“OTCBB”) under the symbol “HDTV”. On August 23, 2007, the last sale price for shares of our common stock, as reported on the OTCBB was $.035 per share. As of August 24, 2007 shares of our common stock will trade on the OTCBB under the symbol "SPLT".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 24, 2007.